UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

_______________________

Date of Report (Date of earliest event reported):	August 3, 2010

              Hudson Highland Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-50129	59-3547281
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

560 Lexington Avenue, New York, New York  10022
(Address of principal executive offices, including zip code)

           (212) 351-7300
(Registrant’s telephone number, including area code)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Senior Secured Revolving Credit Facility

On August 5, 2010, Hudson Highland Group, Inc. (the “Company”) and certain of its North American and U.K. subsidiaries entered into a senior secured revolving credit facility (the “Revolver Agreement”) with RBS Business Capital, a division of RBS Asset Finance, Inc. (“RBS”), that provided the Company with the ability to borrow up to $40 million, including the issuance of letters of credit. The Company may increase the maximum borrowing amount to $50 million, subject to certain conditions including lender acceptance. Extensions of credit are based on a percentage of the eligible accounts receivable less required reserves principally related to the U.K. and North America operations.  The Company expects funding of the Revolver Agreement to close by August 25, 2010.

The maturity date of the Revolver Agreement is August 5, 2014. Borrowings may initially be made with an interest rate based on a base rate plus 2.25% or on the LIBOR rate for the applicable period plus 3.25%. The applicable margin for each rate is based on the Company’s Fixed Charge Coverage Ratio (as defined in the Revolver Agreement). The interest rate on outstanding borrowings would approximate 5.5% as of August 5, 2010. Borrowings under the Revolver Agreement are secured by substantially all of the assets of the Company and certain of its North American and U.K. subsidiaries.

The Revolver Agreement contains various restrictions and covenants including (1) a requirement to maintain a minimum excess availability of $10 million until such time as for two consecutive fiscal quarters (i) the Company’s Fixed Charge Coverage Ratio is at least 1.2x and (ii) the Company’s North American and U.K. operations, for the four fiscal quarters then ending, have an EBITDA (as defined in the Revolver Agreement) for such twelve month period of not less than $0.5 million as of the end of each fiscal quarter during the fiscal years 2010 and 2011 and $1 million at the end of each fiscal quarter thereafter; thereafter a requirement to maintain a minimum availability of $5 million, a Fixed Charge Coverage Ratio of at least 1.1x and EBITDA for the Company’s North American and U.K. operations of at least $0.5 million during the fiscal years 2010 and 2011 and $1 million thereafter; (2) a limit on the payment of dividends of not more than $5 million per year and subject to certain conditions; (3) restrictions on the ability of the Company to make additional borrowings, acquire, merge or otherwise fundamentally change the ownership of the Company or repurchase the Company’s stock; (4) a limit on investments, and a limit on acquisitions of not more than $25 million in cash and $25 million in non-cash consideration per year, subject to certain conditions set forth in the Revolver Agreement; and (5) a limit on dispositions of assets of not more than $4 million per year.

The Revolver Agreement also contains customary events of default.  RBS may declare any outstanding obligations under the Revolver Agreement immediately due and payable upon the occurrence of an event of default.  In addition, the amount of any outstanding obligations under the Revolver Agreement will be immediately due and payable in the event that the Company or any of its subsidiaries that are borrowers or guarantors under the Revolver Agreement becomes the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law.

The foregoing description of the Revolver Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolver Agreement, a copy of which is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

Receivables Finance Agreement and Related Agreements

                     On August 3, 2010, an Australian subsidiary of the Company entered into a Receivables Finance Agreement and related agreements (the “Finance Agreement”) with Commonwealth Bank of Australia (“CBA”) that provided the Australian subsidiary with the ability to borrow up to approximately A$15 million ($13.7 million). Under the terms of the Finance Agreement, the Australian subsidiary may make offers to CBA to assign its accounts receivable with recourse, which accounts receivable CBA may in its good faith discretion elect to purchase. As of August 3, 2010, there were no outstanding borrowings under the Finance Agreement and there was a total of A$2.4 million ($2.2 million) of outstanding letters of credit issued under the Finance Agreement. Available credit for use under the Finance Agreement as of August 3, 2010 was A$12.6 million ($11.5 million).

The Finance Agreement does not have a stated maturity date and can be terminated by either party upon 90 days written notice. Borrowings may be made with an interest rate based on the average bid rate for bills of exchange (“BBSY”) with the closest term to 30 days plus a margin of 1.6%.  The interest rate was 6.29% as of August 3, 2010. Borrowings are secured by substantially all of the assets of the Australian subsidiary and are based on an agreed percentage of eligible accounts receivable.

The Finance Agreement contains various restrictions and covenants for the Australian subsidiary, including (1) a requirement to maintain a minimum Tangible Net Worth (as defined in the Finance Agreement) ratio of 70%; (2) a minimum Fixed Charge Coverage Ratio (as defined in the Finance Agreement) of 1.4x for a trailing twelve month period; and (3) a limitation on certain intercompany payments of expenses, interest and dividends not to exceed Net Profit After Tax (as defined in the Finance Agreement).

The Finance Agreement also contains customary events of default.  CBA may declare any outstanding obligations under the Finance Agreement immediately due and payable upon the occurrence of an event of default and may refuse to complete assignments of receivables.

The foregoing description of the Finance Agreement and related agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Finance Agreement, the Receivables Finance Facility Offer Letter and the Letter of Approval and Acceptance of Offer, copies of which are filed herewith as Exhibits 4.2, 4.3 and 4.4 and are incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

The Company has had a primary credit facility (the “Credit Agreement”) with Wells Fargo Capital Finance, Inc. (“WFCF”) and another lender.  As of June 30, 2010, the Company had $10.5 million of outstanding borrowings, and $4.0 million of outstanding letters of credit issued, under the Credit Agreement.

In connection with entering into the Revolver Agreement, the Company issued WFCF notice to terminate the Credit Agreement effective no later than August 25, 2010.  The Company will repay outstanding borrowings under the Credit Agreement as well as an early termination fee of $0.6 million on the effective date of the termination with proceeds from the Revolver Agreement.  In addition, the Company will record a non-cash write-off of $0.4 million of unamortized deferred financing costs in connection with the termination of the Credit Agreement.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information called for by this item is contained in Item 1.01 and Item 1.02, which are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The following exhibits are being filed herewith:

(4.1)
Loan and Security Agreement, dated as of August 5, 2010, by and among Hudson Highland Group, Inc. and each of its subsidiaries that are signatories thereto, as Borrowers, the lenders that are signatories thereto, as Lenders, and RBS Business Capital, a division of RBS Asset Finance, Inc., as Agent.

(4.2)	Receivables Finance Agreement, dated as of August 3, 2010, by and between Hudson Global Resources (Aust) Pty Limited and Commonwealth Bank of Australia.

(4.3)	Receivables Finance Facility Offer Letter, accepted as of August 3, 2010, from Commonwealth Bank of Australia to Hudson Global Resources (Aust) Pty Limited.

(4.4)	Letter of Approval, accepted as of August 3, 2010, from Commonwealth Bank of Australia to Hudson Global Resources (Aust) Pty Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON HIGHLAND GROUP, INC.

Date: August 6, 2010	By:	/s/ Mary Jane Raymond
Mary Jane Raymond
Executive Vice President and
Chief Financial Officer

HUDSON HIGHLAND GROUP, INC.

Exhibit Index to Current Report on Form 8-K

Exhibit
Number

(4.1)
Loan and Security Agreement, dated as of August 5, 2010, by and among Hudson Highland Group, Inc. and each of its subsidiaries that are signatories thereto, as Borrowers, the lenders that are signatories thereto, as Lenders, and RBS Business Capital, a division of RBS Asset Finance, Inc., as Agent.

(4.2)	Receivables Finance Agreement, dated as of August 3, 2010, by and between Hudson Global Resources (Aust) Pty Limited and Commonwealth Bank of Australia.

(4.3)	Receivables Finance Facility Offer Letter, accepted as of August 3, 2010, from Commonwealth Bank of Australia to Hudson Global Resources (Aust) Pty Limited.

(4.4)	Letter of Approval, accepted as of August 3, 2010, from Commonwealth Bank of Australia to Hudson Global Resources (Aust) Pty Limited.